                                                                   EXHIBIT 10.8

                               RESEARCH AGREEMENT

This Agreement is made by and between:

Antigenics, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware, having an office at 630 Fifth Avenue, Suite # 2170, New York, NY 10111, hereinafter referred to as Sponsor.

                                       and

The University of Connecticut Health Center, an agency of the State of Connecticut, having a business address at 263 Farmington Avenue, Farmington, Connecticut, 06030, hereinafter referred to as UCHC.

                                       and

Pramod Srivastava, Ph.D., Professor of Immunology, and Director, Center for Immunotherapy of Cancer and Infectious Diseases, University of Connecticut Health Center, having a business address at MC-1601, University of Connecticut Health Center, 263 Farmington Avenue, Farmington, Connecticut, 06030, hereinafter referred to as Principal Investigator.

         The purpose of this Agreement is to promote the increase of useful knowledge relating to a project entitled, "Use of heat shock proteins for the development of therapeutic and prophylactic vaccines for cancer and infectious diseases."

                                  IT IS AGREED:


1.0 The UCHC agrees to undertake certain research (hereinafter referred to as the Project) specifically described in the attached proposal (Appendix A) which by reference is incorporated into this Agreement, and such other work as may be mutually agreed upon in a duly executed amendment to this Agreement.

2.0 The Project and all work assignments shall be carried out under the direction of the Principal Investigator, while employed by UCHC, and by other research staff employed by UCHC (e.g. technician, graduate student, postdoctoral follow, staff assistant, hereinafter collectively referred to as Personnel), as assigned by Principal Investigator.

3.0 The Project covered by this Agreement shall commence on February 12, 1998 and shall extend for a period of 58.5 months, expiring on December 31, 2002.

4.0 UCHC agrees to furnish such available facilities as it shall determine necessary for the work to be done on this Project. During the term of this Agreement, UCHC and the Principal Investigator will permit, upon reasonable notice and at reasonable times, representatives of Sponsor to observe research facilities utilized for and research performed by Principal Investigator pursuant to this Agreement.

5.0 Sponsor agrees to pay UCHC the sum of $5,000,000 for this Project in accordance with the agreed budget (Appendix B), plus any agreed to excess costs as evidenced by a writing signed by both parties; payments to be made as follows:

         $250,000     Payable upon execution of Agreement
         $250,000     Payable by no later than May 15, 1998
         $250,000     Payable by no later than August 15, 1998
         $250,000     Payable by no later than November 15, 1998

         Payments for all subsequent years shall be due by no later than February 15, May 15, August 15, and November 15 of each year.

         Sponsor further agrees to pay preaward costs incurred by Dr. Srivastava upon submission of an invoice in an amount not to exceed $475,000. Payment of said preaward costs shall be made within ten day of Sponsor's receipt of the invoice.

         5.1      Payments are to be made to:

                  University of Connecticut Health Center
                  Grant and Contract Administration
                  ASB3, MC 5335
                  263 Farmington Ave.
                  Farmington, CT 06030
                  Attn.: Ken Landorf, Manager
                  IRS No.: 52-1725543

6.0 The Principal Investigator shall furnish Sponsor with written reports on the progress of the work on dates as mutually agreed upon and a final report on the entire Project within ninety (90) days after termination of this Agreement.

7.0 The data and information accruing from the Project may be published in writing or orally presented by the Principal Investigator, but Sponsor shall be provided with a copy of any proposed written manuscript at least thirty (30) day prior to submission or the text of any oral disclosure at least fourteen (14) days prior to its presentation and shall have thirty (30) days in the case of written manuscripts and fourteen (14) days in the case of oral presentations for review of patentable items or items deemed confidential and proprietary as defined in Article 8.0.

         7.1 If Sponsor believes that any planned publication contains a patentable development, publication, or presentation shall be delayed for a reasonable time to permit the filing of a patent application(s). If the patent application is prepared under direction of UCHC, counsel approved by the Sponsor from the list of firms having Professional Employment Agreements with the Attorney General of the State of Connecticut for the purposes of patent preparation, prosecution and maintenance of University of Connecticut inventions conceived or reduced to practice in the conduct of the Project shall be used. Sponsor shall have the right to elect to use its own counsel who will then conduct such patent preparation, prosecution, and maintenance. If Sponsor elects to use its own counsel, said counsel shall be subject to UCHC approval, which approval shall not be unreasonably withheld. When such election has been approved by UCHC, Sponsor, and Sponsor's counsel, or their agents shall provide UCHC and its agents on a timely basis with copies of all correspondence and patent application submissions (including but not limited to parent, continuation, continuation-in-part or reissue applications) by and between Sponsor and Sponsor's counsel and/or agents and the U.S. Patent and Trademark Office. Notwithstanding the preceding service requirement, Sponsor and Sponsor's counsel and/or agents shall make diligent efforts to provide all such correspondence and applications to UCHC or UCHC's agents prior to their submission and shall to the extent practicable consult with UCHC and its agents regarding the form of such submissions. UCHC acknowledges and approves Sponsor's election to use as patent counsel the firm of Pennie and Edmonds, New York, NY.

         7.2 Sponsor shall reimburse UCHC for all costs associated with UCHC's filing, prosecution and maintenance of patents arising form this work pursuant to Sponsor's request that is carried out by UCHC counsel. If Sponsor has elected to use it's own counsel and UCHC has approved such election, Sponsor shall directly pay all costs associated with the preparation, submission and maintenance of the resulting patent carried out by its counsel.

         7.3 UCHC and the Principal Investigator shall not disclose to other or publish any information disclosed to the Principal Investigator by Sponsor which is confidential within the meaning of Article 8.0 without the prior written approval of Sponsor.

8.0 UCHC and Principal Investigator agree to hold in confidence all information which Sponsor may wish to disclose to Principal Investigator in writing and marked "CONFIDENTIAL" under this Agreement except:

                  a. technical information which at the time of disclosure publicly known or available;

                  b. technical information which after disclosure is published or otherwise becomes publicly known or available through no fault of Principal Investigator;

                  c. technical information which was in the possession of the Principal Investigator at the time of disclosure and was not acquired from Sponsor under an obligation of confidence.

9.0 Sponsor shall retain patent rights to all of its technologies currently protected by existing patents or pending patent applications, and for technologies developed by Sponsor outside the terms of this Agreement.

         9.1 Pursuant to the work performed under this Agreement UCHC shall retain patent rights to all new technologies developed as a result of intellectual contributions of UCHC's faculty or staff or involving the use of UCHC facilities or resources.

         9.2 UCHC shall provide Sponsor with a copy of each written invention disclosure of intellectual property conceived or developed in the conduct of the Project within forty five (45) days of its submittal to the UCHC, in sufficient detail so as to enable one skilled in the art to understand the subject matter of the invention. The UCHC shall also notify Sponsor immediately of any potential statutory bar, including but not limited to, the dates of any publication, presentation or other disclosure of the intellectual property accruing to the project.

         9.3 For new inventions, other than incremental improvements which are dominated by existing patents or pending patent applications for which Sponsor holds a license, UCHC agrees to grant and hereby grants to Sponsor an option to secure a royalty-bearing exclusive license, including the right to grant sublicenses, under reasonable terms with the right to make, use and sell, have made, have used, import and offer for sale the claimed invention of any patent or patent application which is based on any invention conceived or reduced to practice in the conduct of the Project, subject to Article 9.1 above. The license (and all sublicenses) will include a royalty rate in an amount to be negotiated in good faith by both UCHC and Sponsor at the time the Sponsor decides to exercise its option and shall remain in effect until the expiration of the last to expire patents licensed to the Sponsor. Such option shall be in effect and exercisable for each invention within one hundred and eighty (180) days from the date of filing a U.S. patent application on each such invention. Upon exercise of such option, the terms and conditions of the license will be negotiated in good faith by the parties. In the absence of agreement within six (6) months from the date of exercise of such option, which time shall be extended upon mutual written agreement, the dispute shall be submitted to a mutually acceptable third-party mediator, which period of mediation shall not exceed 90 days or such longer period as may be mutually acceptable to the parties.

         9.4 For inventions which are incremental improvements dominated by existing patents or pending patent applications for which Sponsor holds a license, UCHC agrees to grant and hereby grants to Sponsor an option to secure a royalty-bearing exclusive license with the right to make, use and sell, have made, have used, import and offer for sale the claimed invention conceived or reduced to practice in the conduct of the Project. Such option shall be in effect and exercisable within one hundred and eighty (180) days from the date of filing a U.S. Patent Application on each such invention. In the case of Licensed Products that incorporate the UCHC Technology but are dominated by patent applications licensed by Sponsor from one other third party, Sponsor shall
                  pay UCHC a royalty calculated at the rate of [        ]* of
                  Net Sales of Licensed Product. In the case of Licensed Products that incorporate the UCHC technology but are dominated by patent applications licensed by Sponsor from two or more third parties, Sponsor shall pay UCHC a royalty
                  calculated at the rate of [        ]* of Net Sales of Licensed
                  Product. Upon exercise of such option, the remaining terms and conditions of the license will be negotiated in good faith by the parties. In the absence of agreement within six (6) months from the date of exercise of such option, which time period shall be extended upon mutual written agreement, the dispute shall be submitted to a mutually acceptable third-party mediator, which period of mediation shall not exceed 90 days.

         9.5 For the purposes of this Article 9 the terms, Licensed Product and Net Sales shall be defined as follows:

         o Affiliates are defined as any entity which controls, is controlled by or is under common control with Licensee. An entity shall be regarded as in control of another entity if it owns or controls more than fifty percent (50%) of the voting power of such entity.

         o Licensed Product(s) means any method, procedure, process, product, or component part thereof conceived or developed by UCHC in the conduct of the Project whose manufacture, sale, use, importation, or offer for sale is covered by the claim of a pending patent application or which could be construed to infringe the licensed patent in the absence of the license.

         o Net Sales means total billings for Licensed Product(s), determined in accordance with generally accepted accounting principles, sold by Licensee, its Affiliates and sublicensees, less: (a) discounts allowed in amounts customary in the trade;
                  (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales; (c) outbound transportation prepaid or allowed; and (d) amounts allowed or credited on returns. Licensed Products shall be considered "sold" when billed out or invoiced. Sales of Licensed Product(s) between or among Licensee, its Affiliates and sublicensees shall not be subject to any royalty hereunder, and in such cases royalties shall be calculated upon Licensee's or its Affiliates' or sublicensees' Net Sales to an independent third party. Licensee shall be responsible for payment of any royalty accrued on Net Sales of Licensed Products to such independent third party through Licensee's Affiliates or

______________________

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities Exchange Commission.

                  sublicensees. Royalties shall accrue hereunder only once in respect of the same unit of the Licensed Product.

         9.6 As to all licenses which may be granted by UCHC to Sponsor under the terms of this Agreement, UCHC retains a perpetual royalty-free non-exclusive right to use the licensed property, product, procedure or process and to use the licensed UCHC technology for basic and clinical research, and the educational purposes of the UCHC, and not for any commercial purpose.

10.0 UCHC and Sponsor agree that the Principal Investigator and Personnel are acting as employees of UCHC and not as agents or employees of Sponsor.

11.0 No advertising or publicity matter having or containing any reference to either party shall be used by the other party without advanced written authorization. Notwithstanding the afore-stipulated restrictions, Sponsor may use publications containing the name of UCHC and other documentation (abstracts, poster presentations, etc.) which are generally accessible to the public without the further review and consent of UCHC. All other advertising and publicity matter shall be submitted to the Office of the Vice Chancellor for Research for review prior to its use or public release. Said documentation shall be reviewed expeditiously, and in no event shall such review be unreasonably delayed. In addition, UCHC may disclose the sponsorship, title, duration and total budget of this project in UCHC's "Annual Report of Research and Scholarly Activity," and in such other reports as may be required by the UCHC's Administration, Board of Trustees or by the Board of Governors of Higher Education.

12.0 UCHC agrees that there shall be no change in the Principal Investigator without prior written approval of Sponsor.

13.0 It is understood that the Project may be extended for additional periods of time under terms mutually agreed upon in writing in a duly executed amendment to this Agreement.

         13.1 Renewal proposals shall be submitted by UCHC to Sponsor at least ninety (90) days prior to the expiration of this Agreement.

         13.2 Sponsor agrees to give UCHC notice of its intention to continue the Project not less than sixty (60) days prior to the expiration date specified in Article 3.0 hereof or in a later amendment to this Agreement.

14.0 If UCHC is unable to fulfill the terms of this Agreement, then UCHC may terminate the Agreement by giving sixty (60) days notice to Sponsor. If Pramod Srivastava is unable to continue as Principal Investigator, or terminates his employment by UCHC, Sponsor shall have the right to terminate this Agreement by giving thirty (30) days notice to UCHC.

         14.1 Upon termination of this Agreement, unexpended funds appropriate by Sponsor to UCHC shall be returned to Sponsor except for outstanding, unpaid commitments to a third party(ies) or to Personnel engaged in the conduct of the Project which cannot be canceled or otherwise terminated. Upon issuance of notice, UCHC shall not enter into any material new commitments or obligations related to the Project without consent of the Sponsor.

         14.2 Termination of this Agreement shall not affect the rights and obligations of the parties in inventions conceived or made in the conduct of the Project prior to termination.

15.0 This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors.

16.0 This Agreement shall be governed by and construed according to the laws of the State of Connecticut; including, but not limited to the following:

                  a. Non-discrimination Section 4.1 14a of the General Statutes of Connecticut, as amended. UCHC in its employment practices under this grant Agreement will not discriminate or permit discrimination against any person or group of persons on the grounds of race, color, religious creed, age, marital status, national origin, sex, mental retardation, or physical disability (including but not limited to blindness) unless it is shown that such disability prevents performance of the work involved, in any manner prohibited by the laws of the United States or of the State of Connecticut.

17.0 UCHC is authorized to enter into this Agreement under Section 10a-104, 10a-110 to 10a-l10g of the General Statutes of Connecticut as amended to date.

18.0 Sponsor agrees to indemnify, hold harmless, and pay all legal and other costs or losses incurred by Principal Investigator and Personnel, as investigator(s) in this study, and UCHC as the host institution, against any claim or legal cause of action brought against Principal Investigator, Personnel and UCHC arising out of the use by Sponsor, or by any party acting on behalf of or under authorization from Sponsor, sale or other disposition by Sponsor, or by any party acting on behalf of or under authorization from Sponsor of products made as a result of work conducted under this Agreement.

         UCHC agrees to notify Sponsor as soon as it becomes aware of a claim or action and to cooperate with and to authorize Sponsor to carry out sole management and defense and settlement of such claim or defend against any actions brought or filed against its trustees, officers, agents and employees with respect to the subject of indemnity contained herein, whether such claims or actions are rightfully brought or filed.

         Neither UCHC, nor its trustees, officers, agents or employees shall compromise or settle any claim or suit related to the Project of this Agreement without the prior written approval of Sponsor.

         This Agreement will govern claims brought subsequent to the termination date of this Agreement. This provision shall survive the completion or termination of this project since it cannot be presently ascertained when the last claim will be filed.

19.0 Any notice required to be given hereunder shall be considered properly given if sent by certified letter, first class mail, postage prepaid, to the respective address of each party indicated at the beginning of this Agreement, or to such address as the addressee shall have last furnished in writing to the addressor in like manner.

20.0 Sections 7, 8, 9, 11, 15, 16, 18 and 19 shall survive termination or expiration of this Agreement.

21.0 It is understood that UCHC and the Principal Investigator and Personnel may be or become involved in other activities and projects which entail commitments to other sponsors; however, UCHC represents and warrants that the Principal Investigator and Personnel are not presently performing, and will not perform during the term of this Agreement, research relating to the Project (see Appendix A) that is sponsored by a commercial, for-profit, third party to whom UCHC is obligated to grant rights in any invention or discovery resulting therefrom, excluding Government rights pursuant to 35 U.S.C. ss.ss. 200 et seq. resulting from federal grant funding or a similar reservation of rights pursuant to grant funding from the State of Connecticut or other non-profit entities.

22.0 The Project will not be conducted in collaboration with a researcher who is not associated with UCHC, unless Sponsor has given prior written approval of such collaboration.

23.0 The parties hereto have caused this Agreement to be executed by duly authorized representatives effective as of the later date indicated below.

ANTIGENICS, L.L.C. - "SPONSOR"



 /s/ Garo Armen                          2/18/98
------------------------------          ------------------------------
        (Signature)                                 (Date)

Name: Garo Armen
      ------------------------

Title: CEO
       -----------------------

UNIVERSITY OF CONNECTICUT HEALTH CENTER - "UCHC"



 /s/ Leonard Paplauskas                  2/17/98
------------------------------          ------------------------------
        (Signature)                                 (Date)

Name:  Leonard P. Paplauskas

Title: Assistant Vice Chancellor for Research

/s/ Pramod Srivastava                    2/16/98
------------------------------          ------------------------------
        (Signature)                                 (Date)

Name:  Pramod Srivastava, Ph.D.

Title: Professor, Center for Immunotherapy of Cancer and Infectious Disease

                                   APPENDIX A

                                  SCOPE OF WORK

                       Scope of work for ANTIGENICS grant

[












                                                                     ]*
         [
                                                            ]*


______________________

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities Exchange Commission.

[
         ]*

______________________

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities Exchange Commission.

[

                                                    ]*




______________________

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities Exchange Commission.

                                   APPENDIX B

                                     BUDGET


                              For Each of 5 Years

                               2/12/98 - 12/31/02


SUB CODE               DESCRIPTION                     BUDGET

1000                   Salaries                        $  315,000

2000                   Purchased Services              $  125,000

3000                   Supplies & Minor Equipment      $  188,151

4000                   Sundry (Fringe Benefits)        $   65,500

9000                   Capital Equipment               $  100,000

                       Indirect Cost                   $  206,349

                       TOTAL                           $1,000,000